Exhibit 5.1

June 2, 2010

ZIOPHARM Oncology, Inc.
1180 Avenue of the Americas, 19th Floor
New York, NY 10036

RE:	ZIOPHARM Oncology, Inc. Registration Statement on Form S-3 (File Nos. 333-166444)

Ladies and Gentlemen:

We have acted as counsel to ZIOPHARM Oncology, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of up to 8,050,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The Shares are included in a registration statement on Form S-3 (File No. 333-166444) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), a base prospectus dated May 10, 2010 filed with the Commission in the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement dated May 26, 2010 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), a free writing prospectus dated May 27, 2010 filed with the Commission (the “Free Writing Prospectus”), and a prospectus supplement dated May 27, 2010 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).  The Shares are being sold pursuant to an underwriting agreement dated May 27, 2010 between the Company and Jefferies & Company, Inc., as representative of the underwriters named therein (the “Underwriting Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, including the exhibits thereto, the Underwriting Agreement, the Articles of Incorporation and Bylaws of the Company, each as amended to date, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for purposes of rendering the opinions set forth herein. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus, the Free Writing Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of Shares.

The opinions expressed herein are limited to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon only by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated June 2, 2010 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Maslon Edelman Borman & Brand, LLP